Exhibit 10.17

1310 Goshen Parkway

P.O. Box 2656

West Chester, PA  19380-0906

(610) 431-1700, www.vwr.com

February 7, 2005

George A. Gunther

957 Burdette Drive

Downingtown, PA  19335

Dear George:

As previously discussed between Walter Zywottek and yourself your assignment with VWR International will end effective March 11, 2005.  In recognition of your service, VWR is offering you a severance package consistent with the terms and conditions of your employment agreement.  We ask in return that you sign the enclosed Severance Agreement and General Release.

Under your Employment Agreement, you may be eligible to receive severance of up to two years of salary continuation and target bonus, which equals $803,460.  If you accept VWR’s offer, VWR will pay you an amount equivalent to 6 times VWR’s monthly contribution to your current health benefit premium, and will make outplacement services available to you through Right Associates.  The details of these and the other elements of the severance package are contained in the Agreement.

You may accept VWR’s offer by submitting a signed copy of the Agreement to me by the close of business February 28, 2005.  The Agreement is very important and we encourage you to use as much of that time as you need to read it carefully and consult with an attorney before signing it.  However, the sooner we receive the signed Agreement, the sooner you will begin receiving your severance payment and outplacement benefits.

Whether you accept or decline VWR’s severance, VWR will pay your wages and any unused paid time off accrued through March 11, 2005, as reduced by applicable deductions and in accordance with VWR’s payroll practices.

Please sign one copy of this letter and return it to me today.  The original is for you to keep.  Signing this letter does not mean you have accepted VWR’s severance offer.  Rather, it is merely confirmation for our records that you received this letter and the enclosed Agreement.

We regret that it has become necessary for us to part ways and wish you the best of luck in your future endeavors.

Sincerely,	I received this letter and the enclosed Severance Agreement and General Release on February 7, 2005

Charles Canfield
Senior Vice President
Global Human Resources
George A. Gunther
Enclosure

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Severance Agreement”) is made and entered into by and between VWR International, Inc. (“VWR”), and George A. Gunther (“Mr. Gunther”).

WHEREAS, VWR and Mr. Gunther entered into a certain Employment Agreement dated January 1, 2000 (“Employment Agreement”);

WHEREAS, VWR and Mr. Gunther entered into an Amendment to Employment Agreement dated March 21, 2001 (“Amendment”); and,

WHEREAS, VWR and Mr. Gunther wish to conclude their employment relationship amicably and on mutually satisfactory terms and to settle fully and finally all claims, disputes, and potential claims and disputes between them.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, VWR and Mr. Gunther AGREE as follows:

1.             Employment End Date.  VWR’s employment of Mr. Gunther shall conclude permanently and irrevocably effective March 11, 2005.

2.             Effective Date.  This Agreement shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 3, on the eighth day after Mr. Gunther signs the Agreement.  Mr. Gunther will cause two masters of this Agreement, bearing his original signature, to be delivered to VWR at the following:

Charles Canfield

Senior Vice President

Global Human Resources

VWR International, Inc.

1310 Goshen Parkway

West Chester, PA  19380

3.             Revocation.  Mr. Gunther may revoke this Agreement if he delivers written notice of revocation to VWR at the address specified in Paragraph 2 before 5:00 p.m. on the seventh day after he signs the Agreement.

4.             Outplacement.  Conditioned upon Mr. Gunther signing and not revoking this Agreement, VWR shall pay on Mr. Gunther’s behalf an amount not to exceed $21,000 for outplacement services rendered by Right Associates within one year after the Employment End Date.  Mr. Gunther shall take all steps necessary for Right Associates to release to VWR information regarding the services it provides him.

5.             COBRA-Cost Assistance.  Conditioned upon Mr. Gunther signing and not revoking this Agreement, and to defray a portion of the cost of any COBRA continuation coverage Mr. Gunther may elect, VWR will pay Mr. Gunther an amount of $5,853.12 which is equal to six (6) times the portion of monthly premiums VWR actually pays on Mr. Gunther’s behalf for coverage under its health plans.  If at the end of the initial six (6) month period Mr. Gunther has not secured alternative employment the COBRA-Cost Assistance will be continued for up to an additional six (6) month period.

6.             Good and Valuable Consideration.  The payments and other consideration promised in Paragraphs 4, and 5 (collectively “Payment”) are in addition to anything of value Mr. Gunther is entitled to receive from VWR and are good and valuable consideration for this Agreement.

7.             VWR’s Property.  Mr. Gunther shall on or before March 11, 2005, deliver to VWR any and all VWR’s property in his possession, custody, or control, including without limitation all credit cards, keys (plant, office, desk), equipment, files, records, notes, documents (paper or electronic), memoranda, computer diskettes, computer programs, catalogs, customer lists, and any other data or information in any form whatever.

8.             Cooperation.  In exchange for and in consideration of the Payment, Mr. Gunther shall make himself reasonably available, during normal business hours and at other reasonable times throughout the period during which he receives Payment installments pursuant to Paragraph 9 of the Amendment, to cooperate with VWR in the completion of outstanding projects and in facilitating the orderly transition of responsibilities.  When cooperating with VWR pursuant to this Paragraph, Mr. Gunther shall in good faith use his best efforts to serve VWR’s interests exclusively.

9.             Non-Disparagement.  Mr. Gunther shall not communicate or publish, directly or indirectly, any disparaging comments or information about VWR or any of its current or former officers, directors, managers, supervisors, employees, or representatives to any person, corporation, partnership, or any other entity, including without limitation, any current or former employee, customer, or pending or prospective customer of VWR.

10.           General Release.  In consideration of the Payment and intending to be legally bound, Mr. Gunther hereby irrevocably and unconditionally releases and forever discharges VWR and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Agreement and any and all claims arising under any oral or written contract, agreement or understanding (except this Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and

Medical Leave Act of 1993, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply.

11.           No Right to Relief.  Mr. Gunther shall have no right to obtain or receive any money damages, injunctive, or other relief through any lawsuit, complaint, action or proceeding commenced or maintained in any court, agency, or other forum by him or by any person or entity on his behalf with respect to any act, omission, claim or other matter that is covered by Paragraph 10 of this Agreement.

12.           Confidentiality.  Mr. Gunther agrees that, except in an action for breach of this Agreement, the terms of this Agreement shall not be disclosed or introduced or used in any future proceedings.  Mr. Gunther agrees that he shall keep the terms of this Agreement STRICTLY CONFIDENTIAL and that he shall not disclose them to any person other than his immediate family and his current or future attorneys, accountants or tax advisors, each of whom shall agree before any such disclosure to be bound by this confidentiality provision.

13.           Confidential Information.  Mr. Gunther acknowledges that he has had and will continue to have access to trade secrets and other proprietary, confidential information of VWR, its affiliates, and its and their subsidiaries and customers, including information about employees, developments, business plans, costs, customers, profits, markets, sales, products, services, strategies, marketing and other information not available to the public or in the public domain (hereinafter referred to as “Confidential Information”).  In recognition of the foregoing, Mr. Gunther covenants and agrees that he will keep secret all Confidential Information and will not, directly or indirectly, either during his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, except as required by his duties to VWR, any Confidential Information.  The term “Confidential Information” shall not include information that can be demonstrated to be generally known in the industry or to the public other than through breach of Mr. Gunther’ obligations to VWR.  Nothing in this provision shall diminish in any way Mr. Gunther’s continuing obligations under the Employment Agreement, including without limitation Sections 10, 11, 12, 13, 14, 16, and 17, and the Amendment, including without limitation Section 9.

14.           Good Faith Settlement.  This Agreement constitutes the good faith compromise and settlement of all claims and potential claims Mr. Gunther has against any one or more of the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act against Mr. Gunther or that the conclusion of Mr. Gunther’s employment was in any way wrongful or unlawful.

15.           Knowing and Voluntary Agreement.  Mr. Gunther acknowledges that he received this Agreement on February 7, 2005; that VWR advised him in writing, by this Paragraph and otherwise, to consult with an attorney before signing this Agreement; that VWR provided his with no less than 21 days within which to consider this Agreement before signing it; that VWR provided his with no less than seven days within which to revoke this Agreement after signing it; that Mr. Gunther carefully read and fully understands all of the provisions and effects of this Agreement; that Mr. Gunther is entering into this Agreement voluntarily and free of coercion and duress; and that neither VWR nor any of its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement.

16.           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein.

17.           Construction.  Each Party to this Agreement had full opportunity to negotiate all terms and language of this Agreement and this Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.

18.           Entire Agreement.  This Agreement, the Employment Agreement, and the Amendment together set forth the entire agreement between the Parties and fully supersede any and all other written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof.  Notwithstanding anything herein to the contrary, Mr. Gunther specifically reaffirms his continuing obligations under the Employment Agreement, including without limitation Sections 10, 11, 12, 13, 14, 16, and 17, and the Amendment, including without limitation Section 9.

19.           Severability.  If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable in whole or in part, then the parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the parties intend that the court sever such covenant or obligation and that the remainder of this Agreement, and all remaining covenants, obligations and provisions, as so modified, shall remain valid, enforceable, and in full force and effect.

BY SIGNING THIS AGREEMENT, GEORGE A. GUNTHER ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST VWR INTERNATIONAL, INC. AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Severance Agreement and General Release.

VWR INTERNATIONAL, INC.

	/	By:		/
George A. Gunther	/Date		Charles Canfield	/Date
Senior Vice President
Global Human Resources